SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

UNIVAR INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-1251958
(State of Incorporation or Organization)	(IRS Employer Identification Number)

3075 Highway Parkway, Suite 200 Downers Grove, Illinois	60515
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☒

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act:

Warrants to acquire 0.1525 shares of common stock,

$0.01 par value per share, of Univar Inc. and $1.51

(Title of Each Class)

Explanatory Note

On February 28, 2019, Univar Inc., a Delaware corporation (“Univar”), completed its previously announced acquisition of Nexeo Solutions, Inc., a Delaware corporation (“Nexeo”), pursuant to the Agreement and Plan of Merger Agreement, dated September 17, 2018 (the “Merger Agreement”), among Nexeo, Univar, Pilates Merger Sub I Corp, a Delaware corporation and direct wholly owned subsidiary of Univar (“Merger Sub I”), and Pilates Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Univar (“Merger Sub II”). Pursuant to the terms of the Merger Agreement, Merger Sub I merged with and into Nexeo (the “Initial Merger”), with Nexeo surviving the Initial Merger as a wholly owned subsidiary of Univar, and (ii) immediately following the Initial Merger, Nexeo merged with and into Merger Sub II (the “Subsequent Merger” and together with the Initial Merger, the “Mergers”), with Merger Sub II surviving as the surviving company in the Subsequent Merger.

This registration statement on Form 8-A relates to the registration by Univar of Nexeo’s outstanding warrants under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Item 1.	Description of Securities To Be Registered.

The description of the warrants contained in the section “DESCRIPTION OF CAPITAL STOCK” in the prospectus included in Nexeo’s Registration Statement on Form S-3 (File No. 333-212200) filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 1, 2016, as amended from time to time (the “Registration Statement”), is incorporated herein by reference, as further supplemented below.

Following the completion of the Initial Merger, each outstanding and unexercised warrant to purchase shares of Nexeo common stock issued by Nexeo (each, a “Nexeo Warrant”) is exercisable for 0.1525 shares of Univar Common Stock and $1.51 in cash, which represents the merger consideration that would have been payable in respect of the one-half (1/2) share of Nexeo Common Stock that the holder of each warrant would have been entitled to receive had such holder exercised such Nexeo Warrant immediately prior to the effective time of the Initial Merger, upon the terms and conditions specified in the Nexeo Warrants and the Warrant Agreement, dated as of June 5, 2014, by and between WL Ross Holding Corp and Continental Stock Transfer & Trust Company, filed as Exhibit 4.1 to Nexeo’s Current Report on Form 8-K filed with the SEC on June 16, 2014 (the “Nexeo Warrant Agreement”). Effective February 28, 2019, Univar Inc. appointed Equiniti Trust Company (“Equiniti”) as successor warrant agent pursuant to Section 8.2.1 (Appointment of Successor Warrant Agent) of the Nexeo Warrant Agreement, and Equiniti assumed the obligations of the Warrant Agent under the Nexeo Warrant Agreement.

Following the effective time of the Initial Merger, Univar may elect to cause the Nexeo Warrants to be exercisable only on a “cashless” basis as described in the Nexeo Warrants and the Nexeo Warrant Agreement.

Also on March 1, 2018, a Form 25 was filed with the SEC delisting the Nexeo Warrants from the NASDAQ Capital Market, the trading of which was suspended as of the close of market on February 28, 2019. Holders of Nexeo Warrants will no longer be able to trade the Nexeo Warrants on the NASDAQ Capital Market.

Item 2.	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 17, 2018, by and among Nexeo Solutions, Inc., Univar Inc., Pilates Merger Sub I Corp and Pilates Merger Sub II LLC (incorporated by reference to Exhibit 2.1 to Form 8-K filed with the SEC on September 18, 2018)

3.1	Third Amended and Restated Certificate of Incorporation of Univar Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-8 of Univar Inc. (File No. 333-205176) filed with the SEC on June 23, 2015)

3.2	Second Amended and Restated Bylaws of Univar Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-8 of Univar Inc. (File No. 333-205176) filed with the SEC on June 23, 2015)

3.3	Amendment to the Second Amended and Restated Bylaws of Univar Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-37443) of Univar Inc., filed August 23, 2018)

4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1/A (File No. 333-195854) filed with the SEC on May 30, 2014)

4.2	Warrant Agreement, dated as of June 5, 2014, by and between WL Ross Holding Corp and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Nexeo Solution Inc., filed June 16, 2014)

4.3	Addendum to Warrant Agreement, by and between Equiniti Trust Company, as Warrant Agent, and Univar Inc., dated as of June 5, 2014, by and between WL Ross Holding Corp and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 of Univar Inc. (File 333-228154) filed with the SEC on March 1, 2019)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 1, 2019

UNIVAR INC.

By:	/s/ Jeffrey W. Carr
Name: Jeffrey W. Carr
Title: Senior Vice President, General Counsel and Corporate Secretary